Exhibit 10.1
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [ * ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
M&I Marshall & Ilsley Bank
AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”)
TomoTherapy Incorporated (“Borrower”) agrees with M&I Marshall & Ilsley Bank (“Bank”) agree as follows:
1. AMENDING AND RESTATING. This Agreement amends, restates and replaces that certain Loan Agreement by and between Borrower and Bank, dated as of December 1, 2007.
2. CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the meanings set forth below:
“Adjusted Credit Limit” means the amount set forth in the Adjusted Credit Limit Table, below, that corresponds at a given point in time with the amount of TNW and the amount of EBITDA.
“EBITDA” means, with respect to Borrower, for the trailing twelve (12) month period, (i) net income during such period, plus (ii) interest expense for such period to the extent deducted in the computation of net income, plus (iii) amortization expense for such period to the extent deducted in the computation of net income, plus (iv) depreciation expense for such period to the extent deducted in the computation of net income, all determined in accordance with generally accepted principles of accounting applied on a consistent basis.
“Tangible Net Worth” means the excess of the total of all assets of the Borrower and all consolidated subsidiaries and affiliates, of every kind and character, other than goodwill, corporate franchises and other intangibles, less the aggregate of all liabilities (excluding tax asset value) and reserves of every kind and character of the Borrower and all consolidated subsidiaries and affiliates, all determined in accordance with generally accepted principles of accounting.
“TNW” means Tangible Net Worth.
"<” means the item to the right of this symbol is greater than the item to the left of this symbol.
“≤” means the item to the right of this symbol is greater than or equal to the item to the left of this symbol.
ADJUSTED CREDIT LIMIT TABLE

	$[ * ] ≤ TNW < $[ * ]	$[ * ] ≤ TNW < $[ * ]	$[ * ] ≤ TNW
	$20,000,000	$25,000,000	$30,000,000	EBITDA < $[ * ]
Adjusted Credit Limit	$25,000,000	$30,000,000	$35,000,000	$[ * ] ≤ EBITDA ≤ $[ * ]
	$30,000,000	$35,000,000	$40,000,000	$[ * ] ≤ EBITDA

3. REVOLVING LOANS. Borrower requests that Bank lend to Borrower from time to time such amounts as Borrower may request in accordance with this Agreement (the “Revolving Loans”), and, subject to the terms of this Agreement, Bank agrees to lend such amounts up to the aggregate principal amount of forty million and no/100 Dollars ($40,000,000.00) at any time outstanding (the “Credit Limit”). Upon the first calendar quarter end to occur during the term of this Agreement, Bank will adjust the Credit Limit to the Adjusted Credit Limit, and the Adjusted Credit Limit will be further adjusted quarterly, as follows:
(a)
Following the end of each calendar quarter, Bank will determine the Adjusted Credit Limit as set forth in the Adjusted Credit Limit Table, above, based on Borrower’s Tangible Net Worth and EBITDA as of such calendar quarter end, which Adjusted Credit Limit shall become effective sixty (60) days after the end of such calendar quarter end.

(b)	The Adjusted Credit Limit shall become effective without notice to Borrower, but Bank will give Borrower notice of the Adjusted Credit Limit.
The Credit Limit and the Adjusted Credit Limit, as applicable, are evidenced by an Amended and Restated Promissory Note dated December 1, 2009, and any renewals, extensions or modifications (the “Promissory Note”). Within the Credit Limit or the Adjusted Credit Limit, as applicable, Borrower may borrow, repay and reborrow under this Agreement. Bank is not obligated to, but may make Revolving Loans in excess of the Credit Limit or the Adjusted Credit Limit, as applicable, and in any event, Borrower is liable for and agrees to pay all Revolving Loans.
4. LETTERS OF CREDIT. Borrower may request that Bank issue letters of credit from time to time during the term of this Agreement in amounts, in aggregate, up to the unused portion of the Credit Limit or the Adjusted Credit Limit, as applicable, and Bank agrees to issue such letters of credit. Bank shall charge an issuance fee for each such letter of credit equal to a rate of 1.60% per annum multiplied by the amount of each letter of credit, which shall be payable upon issuance. The availability to Borrower of the Credit Limit, or the Adjusted Credit Limit, as applicable, for cash borrowing hereunder shall be reduced by the amounts, in aggregate, of such letters of credit from time to time outstanding.
5. CONDITIONS FOR LOANS. Bank’s obligation to make the initial Revolving Loan is subject to satisfaction of the following conditions:
(a)
Bank shall have received copies, certified by the Secretary of Borrower, of the Articles of Incorporation and Bylaws of Borrower, resolutions of the Board of Directors of Borrower, authorizing the issuance, execution and delivery of this Agreement, the Promissory Note, and a certification of the names and titles of the representatives of Borrower authorized to sign this Agreement and the Promissory Note and to request Revolving Loans under this Agreement, together with true signatures of such representatives. Borrower shall also provide Bank with evidence that Borrower is current in regard to all annual report filing with the Secretary of State of the state of its incorporation and any other state in which it does business.

(b)	Borrower shall not be in default under this Agreement or any other obligation to Bank or to any other creditor of Borrower.

(c)
Borrower shall provide Bank with current financial statements, balance sheets, profit and loss statements of Borrower in a form and content satisfactory to Bank, and Borrower’s financial condition, as reflected on said financial statements, shall be satisfactory to Bank.

(d)
Borrower shall provide Bank with such other documents as Bank or its counsel may reasonably require for the proper closing and documentation of this Agreement and the Revolving Loans contemplated hereunder.

6. LOAN PROCEDURES. Borrower may only obtain Revolving Loans under this Agreement as follows:
Borrower shall give Bank notice of any Revolving Loan requested under this Agreement, specifying the date of the Revolving Loan request and the amount of the Revolving Loan request. All such requests shall be in writing unless Bank agrees to accept telephonic requests as provided in the Promissory Note. Written requests shall be on forms approved by Bank. If notice of a Revolving Loan request is made telephonically and accepted in such form by Bank, such request shall be confirmed in writing by Borrower within five (5) banking business days of such request on the same forms as are required to be used by Borrower when making the request in writing. If Borrower’s then-outstanding Revolving Loans balances, plus the amount of the request, are within the Credit Limit then applicable and Borrower is not in default under this Loan Agreement, the Promissory Note delivered pursuant hereto, or any other loan agreement with Bank or promissory note held by Bank, then within two banking business days of receipt of the request, Bank will make the Revolving Loan available to Borrower by crediting the amount of the Revolving Loans to Borrower’s account (Account No. [ * ]) with Bank. Each Revolving Loan which does not utilize the full amount available to Borrower under this Agreement shall be in an amount not less than two thousand dollars ($2,000.00).
7. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Bank that on the date of each Revolving Loan:
(a)
Neither the making of this Agreement nor the execution of the Promissory Note or other documents provided for hereunder will violate any provision of any other agreement, indenture, note, Article of Incorporation or Bylaw or other instrument which is binding upon the Borrower, nor give cause for acceleration of any indebtedness of the Borrower.

(b)	All Revolving Loans are and will be used solely for business purposes and are not and will not be used for personal, family, household or agricultural purposes.

(c)
No portion of the proceeds of the Revolving Loans shall be used directly or indirectly in violation of any provision of any statute, regulation, order or restriction applicable to the Bank or the Borrower, including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System.

(d)
The execution and delivery of this Agreement, and the performance by Borrower of its obligations under this Agreement, are within its power, have been duly authorized by proper action on the part of Borrower, are not in violation of any existing law, rule or regulation, any order or decision of any court, the Articles of Incorporation, Bylaws, or other governing documents of Borrower, as applicable, or the terms of any agreement or restriction to which Borrower is a party or by which it is bound and do not require the approval or consent of any person or entity. This Agreement and the Promissory Note, when executed and delivered, will constitute the valid and binding obligations of Borrower enforceable in accordance with their terms.

(e)
Borrower is a corporation validly existing under the laws of the State of Wisconsin and is duly qualified to do business and is current with its annual report filing in every jurisdiction in which the nature of its business or the ownership of its properties requires such qualification.

(f)
All financial statements, balance sheets and profit and loss statements of Borrower furnished to Bank were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and are correct and complete as of their dates.

(g)
There is no litigation or administrative proceeding pending or, to the knowledge of Borrower, threatened against Borrower, which might result in any material adverse change in the business or financial condition of Borrower.

(h)
Borrower has no notice or knowledge of any substance which has been, is, or will be present, used, stored, deposited, treated, or disposed of on, under or about any real estate now or at any time owned or occupied by the Borrower which would require clean up, removal or some other remedial action under any federal, state or local laws, regulations, ordinances, codes or rules. In the event any such substance is present on such real estate, Borrower shall indemnify and hold harmless Bank, its directors, officers, employees and agents from all loss, costs (including reasonable attorneys fees and expenses), and liability of every kind and nature resulting from or arising out of or based upon such substance. Borrower shall immediately notify bank in writing of any governmental or regulatory action or third party claim instituted or threatened in connection with any such substance.

(i)
Borrower has paid all federal and state income taxes or other taxes of any kind or material owed by it for all past years and no claim is being asserted against it with respect to any federal or state income taxes for any past years or with respect to any other federal, state, or other taxes of any kind or nature for any past years.

8. INTEREST RATE. Borrower agrees to pay interest to Bank on the unpaid principal balance outstanding from time to time under this Agreement in accordance with the Promissory Note.
9. PAYMENT SCHEDULE. Borrower agrees to pay Bank the unpaid principal balance and interest in accordance with the Promissory Note. In addition, Borrower shall immediately pay Bank any amount by which the Revolving Loans exceed the Credit Limit or the Adjusted Credit Limit, as applicable, and any prior unpaid payments. Payments must be made to the Bank at its address indicated on the signature page hereto and are not credited until received in Bank’s office and funds are deemed by Bank to be collected. Bank is authorized to make book entries evidencing Revolving Loans and payments under this Agreement and the aggregate unpaid amount of all Revolving Loans as evidenced by those entries is presumptive evidence that those amounts are outstanding and unpaid to Bank.
10. COVENANTS. Borrower shall, so long as any amounts remain unpaid, or Bank has any commitment to make Revolving Loans under this Agreement:
(a)	Furnish to Bank, as soon as available, such financial information respecting Borrower as Bank from time to time requests, and without request furnish to Bank:
(i)
Within one hundred twenty (120) days after the end of each fiscal year of Borrower, a consolidated financial report of Borrower and its subsidiaries, including a consolidated statement of financial position, balance sheet, statement of income and retaining earnings, and the related consolidated statements of operations, for the fiscal year then ended, all in reasonable detail and satisfactory in scope to Bank, audited by a certified public accounting firm acceptable to Bank in accordance with generally accepted accounting principles applied on a consistent basis, certified by the chief financial representative of Borrower, and

(ii)
Within forty-five (45) days after the end of each fiscal quarter of the Borrower, the Borrower’s statement of financial position, balance sheet, statement of income and retaining earnings, and the related statement of operations as of the end of each such fiscal quarter; for the period from the beginning of the fiscal year to the end of such quarter, prepared in accordance with generally accepted accounting principles applied on a consistent basis, certified, subject to normal year-end adjustments, by the chief financial representative of Borrower.

(b)	Keep complete and accurate business books and records. Permit any representative of the Bank to visit and inspect any of the Borrower’s tangible or intangible properties as often as desired by Bank.

(c)
Pay and discharge all lawful taxes, assessments and governmental charges upon Borrower or against its properties prior to the date on which penalties attach, unless and to the extent only that such taxes, assessments or charges are contested in good faith and by appropriate process by Borrower.

(d)
Do all things necessary to maintain its existence, to preserve and keep in full force and effect its agreements, rights and franchises necessary to continue its business and comply with all applicable laws, regulations and ordinances.

(e)
Borrower shall keep all of its financial records located at its principal place of business as indicated on the signature page of this Agreement or at such other place as agreed to in writing with Bank.

(f)	Comply with all the terms and provisions of all other loan agreements and promissory notes relating to loans by Bank to Borrower.

(g)
Permit Bank, at any reasonable time during business hours, access to all of the financial records of Borrower to enable Bank to copy and/or audit Borrower’s financial records using persons designated by Bank. Borrower shall pay Bank, upon demand, for the reasonable cost of such audits.

(h)
Not take any action or permit any event to occur which materially impairs Borrower’s ability to make payments under this Agreement when due. Such events include, without limitation, the fact that Borrower, or any surety or Guarantor for Borrower’s obligations under this Agreement ceases to exist, dies, or becomes insolvent or the subject of bankruptcy or insolvency proceedings.

(i)	Maintain, preserve and keep its machinery, equipment and all other property in good repair and condition and duly pay and discharge all taxes and other charges imposed upon said properties.
(j)	Timely perform and observe all of the following financial covenants, all calculated in accordance with generally accepted principles of accounting applied on a consistent basis:
(i)	Maintain at all times a Tangible Net Worth (as defined below) of equal to or greater than [ * ] dollars ($) [ * ];

(ii)	Maintain at all times a ratio of Total Liabilities to Tangible Net Worth equal to or less than [ * ] to [ * ]. Calculated as: total liabilities / Tangible Net Worth; and

(iii)	Maintain at all times cash and short-term investments in value, in aggregate, of equal to or greater than [ * ] dollars ($) [ * ].
(k)
Not create or permit to exist any lien or encumbrance with respect to Borrower’s property, except liens in favor of Bank, liens associated with existing loans provided to Borrower by Wisconsin Department of Commerce and Madison Development Corporation, liens for taxes if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained and liens or encumbrances permitted under any of the Security Documents.

(l)	Borrower shall have a sixty (60) day right to cure period if any of the covenants are not complied with.

11. ADDITIONAL SECURITY. Except as hereinafter provided, this Agreement is unsecured. This Agreement shall be secured by any and all future security agreements, collateral pledge agreements, assignments and mortgages from Borrower to Bank, from any guarantor of this Agreement to Bank, and from any other person to Bank, providing collateral security for Borrower’s obligations and payment of the amounts due under this Agreement and the Promissory Note. Unless a lien would be prohibited by law or would render a nontaxable account taxable, Borrower also grants to Bank a security interest and lien in any deposit account Borrower may at any time have with Bank to secure all debts, obligations and liabilities of Borrower under this Agreement. Bank may at any time after the occurrence of an event of default set-off any amount under this Agreement against any deposit balances or other money now or hereafter owed to Borrower by Bank.
12. DEFAULT AND ACCELERATION. Any one or more of the following events shall constitute a default hereunder and under the Promissory Note:
(a)	Borrower fails to pay any amount when due under this Agreement or the Promissory Note delivered by Borrower pursuant to this Agreement;

(b)	Any representation or warranty made under this Agreement or information provided by Borrower in connection with this Agreement is or was false or fraudulent in any material respect;

(c)	A material adverse change occurs in Borrower’s financial condition;

(d)	Borrower fails to timely observe or perform any of the covenants or duties contained in this Agreement;

(e)	Any guaranty of Borrower’s obligation under this Agreement is revoked or becomes unenforceable for any reason;

(f)	Any event of default occurs under any security agreement;

(g)	A default by Borrower with respect to any terms or provisions of documents evidencing any other indebtedness of Borrower to Bank;

(h)
The Borrower shall admit in writing the inability to pay any of its debts or shall have made a general assignment for the benefit of creditors, or shall have applied for or otherwise have a receiver, trustee, or custodian appointed for any of its property or assets; or

(i)	The occurrence of any other event which causes the Bank, in good faith, to deem itself insecure.
Then, at Bank’s option, and upon verbal or written notice to Borrower, given at any time including after receipt from Borrower of a request for a Revolving Loan, Bank’s obligation to make Revolving Loans under this Agreement shall terminate and the total unpaid balance shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.
Bank’s obligation to make Revolving Loans under this Agreement shall automatically terminate and the total unpaid balance of the Promissory Note shall automatically become due and payable in the event Borrower becomes the subject of bankruptcy or other insolvency proceedings. Bank may waive any default without waiving any other subsequent or prior default. Borrower agrees to pay Bank’s cost of administration of this Agreement, including reasonable attorneys’ fees. Borrower also agrees to pay all of Bank’s costs of collection, before and after judgment, including reasonable attorneys’ fees (including those incurred in successful defense or settlement of any counterclaim brought by Borrower or incident to any action or proceeding involving Borrower brought pursuant to the Federal Bankruptcy Code).

13. CROSS DEFAULT OF ALL OTHER OBLIGATIONS OF BORROWER WITH BANK. As an inducement to Bank to extend the credit referenced herein, Borrower agrees that in the event it is in default with respect to this Agreement or the Promissory Note delivered pursuant hereto, it shall also be in default with respect to all other agreements, notes, or other documents evidencing Borrower’s other indebtedness to Bank. Conversely, if any payment is not made when due under any other note, agreement, assignment or mortgage in favor of the Bank, or if any event of default should occur as defined in any such note, agreement, assignment or mortgage, the unpaid balance of the Promissory Note shall at the option of the holder and without notice, mature and become immediately due and payable.
14. INDEMNIFICATION. Borrower agrees to defend, indemnify and hold harmless Bank, its directors, officers, employees and agents, from and against any and all loss, cost, expense, damage or liability (including reasonable attorneys’ fees) incurred in connection with any claim, counterclaim or proceeding brought as a result of, arising out of or relating to any transaction financed or to be financed, in whole or in part, directly or indirectly, with the proceeds of any Revolving Loan or the entering into and performance of this Agreement or any document or instrument relating to the Agreement by Bank. This indemnity will survive termination of this Agreement and the repayment of all Revolving Loans.
15. VENUE. To the extent not prohibited by law, venue for any legal proceeding relating to enforcement of this Agreement shall be, at Bank’s option, the county in which Bank has its principal office in this state, the county in which Borrower resides, or the county in which this Agreement was executed by Borrower.
16. TERMINATION. Unless sooner terminated by Borrower’s default, Borrower’s right to obtain loans and Bank’s obligation to extend the credit under this Agreement shall terminate on the date the Promissory Note is due by maturity or default (the “Termination Date”). The Borrower may terminate Borrower’s right to obtain loans under this Agreement at any time and for any reason by written notice to Bank. Such notice of termination signed by Borrower shall be binding on each Borrower who signs this Agreement. Termination, for whatever reason, does not affect Bank’s rights, powers and privileges, nor Borrower’s duties and liabilities, with regard to the then-existing balance under this Agreement.
17. AMENDMENT. No amendment, modification, termination or waiver of any provision of this Agreement, nor consent to any departure by Borrower from any provision of this Agreement shall in any event be effective unless it is in writing and signed by Bank. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
18. ENTIRE AGREEMENT. This Agreement is intended by Borrower and Bank as a final expression of this Agreement and as a complete and exclusive statement of its terms, there being no conditions to the full effectiveness of this Agreement except as set forth in this Agreement.
19. NO WAIVER; REMEDIES. No failure on the part of Bank to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of the right or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.
20. HEDGING INSTRUMENTS. Borrower’s obligations and Indebtedness hereunder includes, without limitation all obligations, indebtedness and liabilities arising pursuant to or in connection with any interest rate swap transaction, basis swap, forward rate transaction, interest rate option, price risk hedging transaction or any similar transaction between the Borrower and Bank.
21. UNUSED COMMITMENT FEE. Borrower shall pay a commitment fee in an amount equal to a rate of .05% per annum multiplied by the average daily unused portion of the Credit Limit or Adjusted Credit Limit, as applicable, from the date of the Promissory Note until the Maturity Date (as defined in the Promissory Note), which shall be payable on the last day of each calendar quarter.

22. NOTICE. Except as otherwise provided in this Agreement, all notices required or provided for under this Agreement shall be in writing and mailed, sent or delivered, if to Borrower, at Borrower’s address indicated on the signature page hereto, and if to Bank, at its address indicated on the signature page hereto, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices shall be deemed duly given when delivered by hand, three (3) business days after being deposited in the mail, sent by certified mail, postage paid, or upon confirmation of delivery by overnight courier if sent by a nationally-recognized overnight courier; provided that notice to Bank pursuant to Section 16 (Termination) hereof shall not be effective until received by Bank.
23. WAIVER OF JURY TRIAL. The Borrower and the Bank hereby jointly and severally waive any and all right to trial by jury in any action or proceeding relating to this Agreement, any note, or any other document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. The Borrower and the Bank each represent that this waiver is knowingly, willingly and voluntarily given.
24. DUE ON SALE. In the event that Borrower or substantially all its assets are sold, the Note shall be considered due payable.
25. BORROWER’S ADDRESS. Borrower shall immediately notify Bank in writing of any change of address.
26. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Bank and Borrower and their respective heirs, personal representatives, successors and assigns, except that Borrower may not assign or transfer any of Borrower’s rights under this Agreement without the prior written consent of Bank.
27. INTERPRETATION. The validity, construction and enforcement of this Agreement are governed by the internal laws of Wisconsin. Invalidity of any provision of this Agreement shall not effect the validity of any other provisions of this Agreement.
28. PREPARATION FEES. Borrower shall reimburse Bank for all costs and expenses incurred in connection herewith including the following: Uniform Commercial Code searches, recording fees, express mail charges, appraisals, credit reports, real estate searches, title insurance, attorneys’ fees, and similar costs and expenses.
29. CONFLICT BETWEEN THIS AGREEMENT AND THE PROMISSORY NOTE. In the case of any ambiguity or conflict between this Agreement and the Promissory Note, this Agreement will govern.
30. PREVIOUS LOAN AGREEMENTS. This Agreement supersedes and replaces all previous loan agreements between Bank and Borrower with respect to the Revolving Loans.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date below.
Dated as of December 1, 2009.
BORROWER:
TomoTherapy Incorporated

By:	/s/ Frederick A. Robertson, MD
Frederick A. Robertson, MD, Chief Executive Officer
Borrower’s Address:	1240 Deming Way Madison, WI 53717
BANK:
M&I Marshall & Ilsley Bank

By:	/s/ Kirt C. Soukup
Kirt C. Soukup, Senior Vice President

By:	/s/ Matthew J. Simon
Matthew J. Simon, Senior Vice President
Bank’s Address:	One West Main Street Madison, WI 53705
[Amended and Restated Loan Agreement]